Exhibit 10.53

Schedule 9

China Merchants Bank Online “Corporate Bank” Entrusted Loan Agreement

Lender (hereinafter referred to as “Party A”): China Merchants Bank Company Limited, Beijing

Shangdi Branch

Address: Block 2B, Guiguliangcheng, No.1 Nongda Road South, Haidian, Beijing

Legal representative (principal): Lan Yang

Tel.: 010-62667349                 Fax: 010-62667344

Postcode: 100084

Borrower (hereinafter referred to as “Party B”): Beijing iQIYI Science & Technology Co., Ltd.

Address: Floor 11, No.2 Haidian North Street, Haidian District, Beijing

Legal representative (principal): GONG YU ( )

Tel.: 010-62676934                 Fax: 010-62677000

Postcode: 100089

Party A accepts the entrustment by Baidu Online Network Technology (Beijing) Co., Ltd. (the “Entrusting Party”) and issues entrusted loans in RMB to Party B. In accordance with the terms of the Agreement on Entrusting Cooperation of Online Entrusted Loans of Zhao Shang Wei No.004 in 2016, the Entrusting Party agrees to provide Party B with an online entrusted loan quota of not more than RMB one billion. Now Party A and Party B agree on the following terms and enter into this Agreement in accordance with relevant laws and regulations after full consultation.

Article 1 Online entrusted loan quota refers to the maximum limit balance of online entrusted loans provided by the Entrusting Party to Party B during the entrusting cooperation according to the Agreement on Entrusting Cooperation of Online Entrusted Loans. The quota does not mean that Party A has to provide Party B with entrusted loans. Whether Party A gives out entrusted loans to Party B depends on whether the Entrusting Party has deposited sufficient entrusted funds during the period of entrusting cooperation and whether it has sent a letter of entrusted loan to Party A.

The period of entrusting cooperation is one year, that is, from December 12, 2016 to December 11, 2017. The Entrusting Party will deposit full amount in the account opened in Party A and send a letter of entrusted loan to Party A during the period of entrusting cooperation. Party A accordingly provides the loan to the Borrower.

Article 2 The amount, purpose, term and interest rate of each entrusted loan within the loan quota shall be determined by the Entrusting Party in an entrusted loan notice sent to Party A through the online “Corporate Bank” in accordance with relevant state policies and laws, and shall be subject to relevant online documents printed out by Party A.

Article 3 When Party B withdraws any loan or repay any loan through the Internet, Party A shall confirm the Entrusting Party’s entrusted loan notice through its online “Corporate Bank”. Party B shall take the digital signature generated by digital certificate as the valid signature for withdrawing any loan and returning any loan through the Internet. Party B grants Party A the right to deduct the principal and interest of any loan in its relevant settlement account and prepare any loan voucher and repayment voucher according to the loan amount.

Article 4 The actual occurrence and return of each loan under the entrusted loans shall be based on any receipt for a loan, customer statements and other business records filled in or printed out by Party A. The business records kept in Party A’s “Corporate Bank” system and the business records filled in or printed out accordingly by Party A are an integral part of this Agreement and have the same legal force as this Agreement. Party B shall confirm the accuracy, authenticity and validity of Party A’s business records.

Article 5 Party B undertakes to repay the principal and interest of any loan under this Agreement with the following funds.

1. Own funds

2. /

3./

Article 6 Party B shall repay the principal and interest of any loan according to the specific term of each loan. Party B shall negotiate with the Entrusting Party for any early loan repayment and handle the early loan repayment after Panty A obtains relevant early loan repayment notice from the Entrusting Party.

Article 7 Interest and Service Charge

The interest of any loan under this Agreement shall be calculated according to the interest rate determined by the Entrusting Party and based on the actual occupancy days of the loan from the day when the loan is allocated by Party A. The principal and interest shall be repaid at one time when the loan is due.

If interest rates are adjusted by the state during the validity period of this Agreement or the Entrusting Party requests to make corresponding adjustment, Party A may, in accordance with the provisions of interest rate adjustment of the state or the Entrusting Party’s written entrustment, adjust the loan interest rates under the Agreement upon written consent of the Entrusting Party and Party B. The interest will be charged at the new interest rate from the date of adjustment.

Party A shall collect the service charge from Party B based on /    (annual rate) of the balance of a loan and collect the service charge for one time before Party A provides the loan. Party A and Party B confirm that the specific way and time for Party A to collect the service charge for entrusted loans shall be based on /    .

Article 8 The loans under this Agreement shall be guaranteed by the guarantor who has obtained the approval of the Entrusting Party in the form of guarantee or (and) property mortgage (pledge) or by the way of signing a guarantee contract or mortgage (pledge) contract as an accessory contract of this Agreement.

Article 9 Party A has the right to check the use of loans during the term of this Agreement. Party B shall truthfully provide Party A with status and information as requested by Party A.

Article 10 During the validity period of this Agreement, Party A shall have the right to request Party B to sign the receipt for receiving the statements with loan business records, and Party B is obliged to cooperate with it. However, no matter whether Party B signs the receipt, it will not affect the validity of the items recorded in the statements.

Article 11 Change and Termination of the Agreement

Where either Party A or Party B needs to change the terms of this Agreement or terminate this Agreement upon entry into force of this Agreement, Party A and Party B shall reach a mutual agreement and obtain the consent of the Entrusting Party. In addition, Party A, Party B and the Entrusting Party shall accordingly enter into a written agreement.

Article 12 Liability for Breach of Contract

1. Where Party A fails to release any loan according to the date and amount agreed in any entrusted loan notice, it shall pay liquidated damages of one ten thousandth of the amount of the liquidated damages for each day to Party B according to the actual number of days of default, except that Party A    releases any loan in full and in time due to Party B’s violation of the provisions of this Agreement or the Entrusting Party’s failure to deposit funds into its account opened in Party A in time and in full.

2. Where Party B fails to use any loan for the purpose as stipulated in this Agreement, Party A has the right to stop issuing the loan, to recover part or all of the loans already granted in advance, and to impose a penalty on the default part based on one ten thousandth of the default part for each default day.

3. Where Party B returns the loan in advance without authorization, Party A shall have the right to request Party B to pay liquidated damages of one ten thousandth of the amount repaid ahead of schedule for each day when Party A does not receive any advance prepayment notice from the Entrusting Party.

4. During the period of validity of this Agreement, Party A shall have the right to stop issuing loans and recover the principal and interest of entrusted loans released and all other relevant expenses in advance upon any of the following conditions: (1) Party B violates any obligation term of this Agreement (2) The operating condition of Party B is seriously deteriorated; (3) The operation condition of the guarantor is seriously deteriorated; (4) The damage or loss of the mortgaged property endangers the safety of the loans; (5) Party A has the right to recover the loans in advance according to the laws, regulations and financial regulations.

5. The method to pay the liquidated damages stipulated in this Article is agreed as follows:     /

Article 13 Dispute Settlement

Any dispute between Party A and Party B in the performance of this Agreement shall be settled through negotiation between both parties. Where the negotiation fails, the dispute can be solved through the following methods (only one of them):

(1) Sue to the people’s court where Party A is located;

(2) Apply to the Arbitration Commission for arbitration:

(3) Submit to China International Economic and Trade Arbitration Commission/its branch for Arbitration in accordance with the Arbitration Rules for Financial Disputes.

Article 14 For any matter uncovered in this Agreement, both parties can separately negotiate and signed a supplementary agreement.

Article 15 This Agreement shall enter into force after the legal representative/principal or the authorized agent of Party A and Party B sign it and affix it with their official seal and shall expire after all principal and interest of the loans under the Agreement and all other related expenses are fully paid off.

Article 16 For the convenience of Party A’s operation, relevant contents of this Agreement are summarized as follows:

Name of Party B	Beijing QIYI Century Science & Technology Co., Ltd.	Account No.	******

Bank	China Merchants Bank Company Limited, Beijing Shangdi Branch	Corporate Bank No.

Use Method	☒ U-Bank ☐ Direct connection between banks and enterprises

Article 17 This Agreement is made in triplicate with Party A holding one and Party B holding two.

All the terms of this Agreement are fully negotiated by the parties. Party A has already brought Party B’s special attention to the provisions on exempting or limiting Party A’s responsibilities, certain rights owned by Party A, increasing Party B’s responsibilities or restricting Party B’s rights and to fully and accurately understanding such terms. Party A has made corresponding explanation to the above terms at the request of Party B. The parties to the Agreement have fully consistent understanding of the terms of this Agreement.

Party A: China Merchants Bank Company Limited, Beijing Branch (Official Seal)

[Company seal is affixed]

Legal Representative/Principal or Authorized Agent

(Signature/Name Seal):	/s/ Authorized Signatory

Date: December 12, 2016

Party B: Beijing QIYI Century Science & Technology Co., Ltd. (Official Seal)

[Company seal is affixed]

Legal Representative/Principal or Authorized Agent

(Signature/Name Seal):	/s/ GONG Yu

Date: December 12, 2016